Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500 FAX: (617) 995-2510

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Carol Hausner

Tony Loke
Executive Director, Investor Relations and	Rx Communications Group, LLC
Corporate Communications	Tel: (917) 322-2164
Tel: (617) 995-2500	tloke@rxir.com
info@immunogen.com

For Immediate Release

ImmunoGen, Inc. Initiates Clinical Testing of
HuN901-DM1 for Treatment of Multiple Myeloma

– Study Expands HuN901-DM1 Clinical Development Program –

CAMBRIDGE, MA September 7, 2005 – ImmunoGen, Inc. (Nasdaq: IMGN) today announced the initiation of clinical testing with its Tumor-Activated Prodrug (TAP) compound, huN901-DM1, for the treatment of multiple myeloma. This study expands the huN901-DM1 clinical program – the compound also is in two clinical trials for the treatment of small-cell lung cancer.

The huN901-DM1 multiple myeloma study is being conducted at the Jerome Lipper Center for Multiple Myeloma of the Dana-Farber Cancer Institute in Boston, MA. Robert Schlossman, MD, is the Principal Investigator. Co-investigators in the study include Kenneth Anderson, MD, Paul Richardson, MD, and Nikhil Munshi, MD, of the Jerome Lipper Center. Additional clinical centers are expected to be added.

The primary objective of this Phase I study is to evaluate the safety of huN901-DM1 in patients with relapsed or refractory multiple myeloma, and to identify the maximum tolerated dose of the compound in this patient population. The study also will evaluate the anticancer activity of huN901-DM1 in multiple myeloma.

The first dose level to be evaluated in this study will be close to the maximum tolerated dose that was established with the compound as part of the small-cell lung cancer clinical program. Patients will receive huN901-DM1 – as monotherapy – once weekly for two consecutive weeks every three weeks.

To qualify for enrollment in this study, patients need to have received at least one prior treatment for their multiple myeloma. Patients also need to have multiple myeloma that expresses the CD56 antigen targeted by huN901-DM1. Previous research conducted at the Dana-Farber Cancer Institute confirms that most cases of multiple myeloma express CD56.

–more–

In the same preclinical research, conducted in the laboratory of Dr. Munshi, huN901-DM1 was found to selectively target and kill CD56-expressing multiple myeloma cells. The compound was found to have substantial activity even when the multiple myeloma cells were in the presence of bone marrow stromal cells (BMSCs). There is evidence that multiple myeloma cells adhering to BMSCs are able to resist being killed by standard chemotherapeutic agents.

Dr. Schlossman commented, “HuN901-DM1 is a targeted approach to the treatment of multiple myeloma, in contrast to the currently approved agents for this malignancy. The findings from the preclinical multiple myeloma studies are encouraging, and we look forward to assessing this compound clinically.”

HuN901-DM1 is in development by ImmunoGen for the treatment of cancers that express the CD56 protein targeted by the compound. CD56-expressing malignancies include multiple myeloma, small-cell lung cancer, and other cancers of neuroendocrine origin. HuN901-DM1 comprises the anti-CD56 antibody, huN901, and the potent cell-killing agent, DM1. The huN901 antibody is used to target the compound specifically to CD56-expressing cancer cells and the DM1 serves to kill these cells.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent, cell-killing agent specifically to cancer cells. ImmunoGen is advancing its wholly-owned TAP compounds, huN901-DM1 and huC242-DM4. Centocor (a wholly-owned subsidiary of Johnson & Johnson), Biogen Idec, Genentech, the sanofi-aventis Group, Millennium Pharmaceuticals, Inc., Boehringer Ingelheim, and Abgenix have licensed the right to develop or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with the sanofi-aventis Group.

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the Company’s development of its own products, as well as to the development of products by our collaborators. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and other reports filed with the Securities and Exchange Commission.

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